Exhibit 99.1

Investors contact:	Patrique Richards
Investor Relations
(801) 954-7961
investor.relations@us.usana.com

Media contact:	Dan Macuga
Public Relations
(801) 954-7280

USANA Health Sciences Acquires BabyCare Ltd, a

Direct Selling Company in China

- Schedules conference call to discuss this announcement

SALT LAKE CITY, August 16, 2010 (BUSINESS WIRE)—USANA Health Sciences, Inc. (NASDAQ: USNA) today announced that it has acquired BabyCare Ltd, a China-based direct selling company that develops, manufactures, and sells nutritional products for the entire family with an emphasis on infant nutrition. Founded in 1999, privately held BabyCare Ltd, is headquartered in Beijing, China with operations in 21 cities and 16 provinces. BabyCare’s products are sold through a growing distributor sales force, utilizing a commission-based compensation plan under a license to engage in direct selling activities in the Municipality of Beijing. BabyCare is working to obtain similar licenses in the other provinces in which it operates. This direct selling license allows BabyCare to engage non-employee distributors to sell BabyCare’s products apart from the company’s traditional service centers.

Dave Wentz, USANA’s chief executive officer said, “We are very excited about this acquisition and the opportunity that it provides for USANA to ultimately establish a business via BabyCare in China. BabyCare is a natural fit for us, as they share our philosophy for high-quality products and pristine manufacturing practices. In fact, 15 of BabyCare’s nutritional supplement products are qualified by SFDA, the Government’s highest level of product regulatory approval. As a company with over 11 years of in-country experience, and as one of only 25 companies operating with a direct selling license in China, BabyCare brings us both valuable knowledge of

China’s direct selling market and the ability to expand our business in China via BabyCare. We believe this acquisition is the most effective way for us to enter this enormous market.”

USANA’s objective for this acquisition in the short-term is to gain familiarity and expertise in the Chinese direct selling market. As such, during the next 18 to 24 months, BabyCare will continue to operate as a standalone business in China. USANA believes that its direct selling expertise will assist BabyCare in generating incremental growth by reaching additional customers through an increased number of distributors selling their products. USANA’s long-term objective for this acquisition, however, is to establish and grow the USANA brand throughout China. In an effort to drive this long-term objective, USANA is already working to license some of its products to BabyCare to enhance BabyCare’s product line.

The acquisition of BabyCare was accomplished by acquiring Pet Lane Inc., a Delaware corporation, who is the parent company of BabyCare in China. The transaction was entered into and closed according to the definitive terms of a share purchase agreement. The purchase price for the shares consisted of $45 million in cash and 400,000 shares of USANA stock. The details of the transaction will be filed shortly in Forms 8-K.

USANA’s chief financial officer, Jeff Yates, said, “BabyCare provides USANA with an excellent entry point into this significant direct selling market.  With 2009 annual net sales of approximately $15 million and total assets of $19 million, this operation provides a solid platform for future growth.  Historically, BabyCare has not been profitable under its retail-based model, but is in the process of transitioning to operate under its direct selling license.  Through BabyCare, residents of China, who have been interested in USANA, now have a significant opportunity to build a direct selling business in China. Considering this opportunity, coupled with BabyCare’s established infrastructure, experienced management team, and core customer base, we expect BabyCare’s sales to increase much faster than they have historically.”

Conference Call

USANA will hold a conference call and webcast to discuss this announcement with investors on Tuesday, August 17, 2010 at 9:00AM Eastern Time.  Investors may listen to the call by dialing 877-941-2930 or accessing USANA’s investor website at http://www.usanahealthsciences.com.

About USANA

USANA develops and manufactures high quality nutritional, personal care, and weight management products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.  Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion.  The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.